Exhibit (s)

Calculation of Filing Fee Table

N-2

(Form Type)

Destiny Tech100 Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Being Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.001 par value(3)	457	(o)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)			$1,000,000,000.00	0.00014760	$147,600.00

Total Offering Amount							$1,000,000,000.00		$147,600.00

Total Fees Previously Paid									$—

Total Fee Offsets									$—

Net Fee Due									$147,600.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed. The table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to the Registration Statement exceed $1,000,000,000.

(3)	Subject to Note 2 above, there is being registered hereunder an indeterminate number of shares of common stock, as may be sold from time to time.